Form N-SAR:  Attachment for Q 77K - Changes in Registrant's Certifying
Accountant

Regulation S-K - Item 304 S229.304

(a)(1)(i)
PricewaterhouseCoopers LLP ("PwC") resigned as independent accountants of the GE LifeStyle Funds (Commission File Number 333-07905) effective April 12, 2004.

(a)(1)(ii)
The reports of PwC on the financial statements for the two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

(a)(1)(iii)
Not applicable.

(a)(1)(iv)
During the two most recent fiscal years and through April 12, 2004, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their report on the financial statements for such years.

(a)(1)(v)
Not Applicable

(a)(2)
A new independent accountant has not yet been engaged.

(b)
Not Applicable


The registrant has requested PwC to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not PwC agrees with the statements contained above. A copy of such letter, dated May 28, 2004, is filed as an exhibit to this Form N-SAR.